EXHIBIT 11.1


                       Premium Cigars International, Ltd.
                       Computation of Earnings Per Share



                                  Years Ended
                                  -----------
                                   March 31,
                                   ---------
                                      1996
                                      ----



Net Loss                                   (153,517)
                                          =========

Loss per Share                                 (.10)
                                          =========

Weighted average shares outstanding       1,480,500
                                          =========


(1) Earnings per share are based upon the weighted average number of shares outstanding for each of the respective years.